EXHIBIT 99.1

PRESS RELEASE

Investor Relations:	Media:
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Email: InvestorRelations@pmi.com
PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2019 FIRST-QUARTER REPORTED DILUTED EPS OF $0.87 VERSUS $1.00 IN 2018, REFLECTING CURRENCY-NEUTRAL ADJUSTED DILUTED EPS GROWTH OF 15.0%;
REVISES 2019 FULL-YEAR REPORTED DILUTED EPS FORECAST TO AT LEAST $4.87 VERSUS $5.08 IN 2018, REFLECTING CURRENCY-NEUTRAL LIKE-FOR-LIKE ADJUSTED DILUTED EPS GROWTH OF AT LEAST 8%

NEW YORK, April 18, 2019 – Philip Morris International Inc. (NYSE: PM) today announced its 2019 first-quarter results and revised its 2019 full-year reported diluted earnings per share forecast.
2019 FIRST-QUARTER HIGHLIGHTS

•	Cigarette and heated tobacco unit shipment volume up by 1.1%

•	Shipment volume growth from each of PMI's top-five international cigarette brands

•	PMI's total in-market sales growth was 1.7%, driven by a 34.6% increase in heated tobacco unit in-market sales

•	Total international market share up 1.0 point to 28.4%

•
Total international heated tobacco unit market share of 2.0%, up by 0.5 points, driven by: EU Region at 2.1%, up by 1.3 points, Japan at 16.9%, up by 1.1 points, Russia at 3.1%, up by 2.6 points, and Korea flat at 7.3%

"Our first-quarter results represent a promising start to the year, underpinned by a robust performance from our combustible portfolio and strong share growth from our smoke-free products, notably in Japan, Russia and across the EU. Indeed, we achieved an important milestone in the quarter, reaching more than 10 million IQOS users worldwide," said André Calantzopoulos, Chief Executive Officer.
"While our reported results were impacted by previously disclosed charges related to our Canadian subsidiary, on a currency-neutral basis, net revenues, adjusted operating income and adjusted diluted EPS grew by 3.2%, 9.1% and 15.0%, respectively. Adjusted operating income margin, excluding currency, increased by 200 basis points to 37.2%."
"This is an encouraging performance and puts us on track to deliver against our full-year adjusted diluted EPS currency-neutral growth forecast of at least 8% on a like-for-like basis."
2019 FIRST-QUARTER RESULTS
2019 First-Quarter

•	Reported diluted earnings per share of $0.87, down by $0.13 or 13.0% versus $1.00 in 2018

•	Excluding unfavorable currency of $0.06, reported diluted earnings per share down by $0.07 or 7.0% versus $1.00 in 2018 as detailed in the attached Schedule 2

•	Adjusted diluted earnings per share of $1.09, up by $0.09 or 9.0% versus $1.00 in 2018

•	Excluding unfavorable currency of $0.06, adjusted diluted earnings per share up by $0.15 or 15.0% versus $1.00 in 2018 as detailed in the attached Schedule 2

•	Cigarette and heated tobacco unit shipment volume of 175.8 billion units, up by 1.1%, reflecting:

•	Flat cigarette shipment volume of 164.3 billion units

•	Heated tobacco unit shipment volume of 11.5 billion units, up by 1.9 billion units or 20.2%

•
Excluding the net unfavorable impact of estimated distributor inventory movements of approximately 1.0 billion units, PMI's total in-market sales growth was 1.7%, driven by a 34.6% increase in heated tobacco unit in-market sales

•	Net revenues of $6.8 billion, down by 2.1%

•	Excluding unfavorable currency of $369 million, net revenues up by 3.2% as detailed in the attached Schedule 4

•	Operating income of $2.1 billion, down by 15.5%

•	Excluding unfavorable currency of $144 million, operating income down by 9.6% as detailed in the attached Schedule 5

•	Adjusted operating income, reflecting the items detailed in the attached Schedule 6, of $2.5 billion, up by 3.2%

•	Excluding unfavorable currency of $144 million, adjusted operating income up by 9.1% as detailed in the attached Schedule 6

•	During the quarter, PMI declared a regular quarterly dividend of $1.14, representing an annualized rate of $4.56 per common share.
2019 FULL-YEAR FORECAST

	Full-Year
2019 EPS Forecast	2019 Forecast			2018		Adjusted Growth

Reported Diluted EPS	≥	$4.87	(a)	$5.08
2018 Tax items		—		0.02
2019 Asset impairment and exit costs		0.01		—
2019 Canadian tobacco litigation-related expense		0.09		—
2019 Loss on deconsolidation of RBH		0.12		—
Adjusted Diluted EPS		$5.09		$5.10
Net earnings attributable to RBH				(0.26)	(b)
Adjusted Diluted EPS		$5.09		$4.84	(c)
Currency		(0.14)

Adjusted Diluted EPS, excl. currency		$5.23		$4.84	(c)	≥	8.1%

(a) Reflects the exclusion of previously anticipated net EPS of approximately $0.28 attributable to RBH from March 22, 2019 through December 31, 2019. The impact relating to the eight-day stub period was not material.

(b) Net reported diluted EPS attributable to RBH from March 22, 2018 through December 31, 2018.
(c) Pro forma.
PMI revises its full-year 2019 reported diluted EPS forecast to be at least $4.87 at prevailing exchange rates. This full-year guidance reflects:

•
The net impact of the deconsolidation of PMI's Canadian subsidiary Rothmans, Benson & Hedges Inc. (RBH) under U.S. GAAP of approximately $0.12 per share based on final quarter-end figures (compared to the estimate of $0.10 previously disclosed on March 22, 2019), recorded in the first quarter of 2019,

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which is a non-cash item, as well as the Canadian tobacco litigation-related expense of approximately $0.09 per share announced on March 4, 2019;

•
The exclusion, announced on March 22, 2019, of RBH’s previously anticipated net earnings from PMI’s consolidated financial statements, from March 22, 2019 (the date of deconsolidation) to December 31, 2019, of approximately $0.28 per share;

•	Asset impairment and exit costs of approximately $0.01 per share related to a plant closure in Pakistan as part of the optimization of PMI's global manufacturing footprint;

•	An unfavorable currency impact, at prevailing exchange rates, of approximately $0.14;

•	A full-year effective tax rate of approximately 23%, reflecting the current analysis, interpretation and clarifications of the scope and impact of the Tax Cuts and Jobs Act; and

•
A projected increase of at least 8%, excluding currency, versus pro forma adjusted diluted earnings per share of $4.84 in 2018, as detailed in the attached Schedule 3 and as shown in the 2019 EPS Forecast table above.

Assumptions underlying this forecast, and PMI’s 2019-2021 targets, as communicated by PMI in its earnings release of February 7, 2019, and reiterated at the CAGNY Conference of February 20, 2019, remain unchanged on a like-for-like basis, except for 2019 operating cash flow, which, due to the impact of the deconsolidation of RBH, is now estimated to be approximately $9.5 billion, subject to year-end working capital requirements.
This forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates, further developments related to the Tax Cuts and Jobs Act, further developments pertaining to the judgment in the two Québec Class Action lawsuits and the Companies’ Creditors Arrangement Act (CCAA) protection granted to RBH and any unusual events. Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
Conference Call
A conference call, hosted by Martin King, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on April 18, 2019. Access is at www.pmi.com/2019Q1earnings. The audio webcast may also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp.

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CONSOLIDATED SHIPMENT VOLUME & MARKET SHARE

PMI Shipment Volume by Region	First-Quarter
(million units)	2019	2018	Change
Cigarettes
European Union	39,488	39,671	(0.5)%
Eastern Europe	20,320	22,039	(7.8)%
Middle East & Africa	33,304	29,248	13.9%
South & Southeast Asia	41,492	40,218	3.2%
East Asia & Australia	12,113	14,091	(14.0)%
Latin America & Canada	17,580	19,013	(7.5)%
Total PMI	164,297	164,280	—%

Heated Tobacco Units
European Union	2,293	928	+100%
Eastern Europe	1,548	564	+100%
Middle East & Africa	754	709	6.3%
South & Southeast Asia	—	—	—%
East Asia & Australia	6,849	7,342	(6.7)%
Latin America & Canada	54	23	+100%
Total PMI	11,498	9,566	20.2%

Cigarettes and Heated Tobacco Units
European Union	41,781	40,599	2.9%
Eastern Europe	21,868	22,603	(3.3)%
Middle East & Africa	34,058	29,957	13.7%
South & Southeast Asia	41,492	40,218	3.2%
East Asia & Australia	18,962	21,433	(11.5)%
Latin America & Canada	17,634	19,036	(7.4)%
Total PMI	175,795	173,846	1.1%
During the quarter, PMI's total shipment volume increased by 1.1%, principally driven by:

•
the EU, reflecting higher heated tobacco unit shipment volume across the Region, and higher cigarette shipment volume in Germany, Poland and Spain, partly offset by lower cigarette shipment volume in France and Italy;

•	Middle East & Africa, primarily reflecting higher cigarette shipment volume, notably Algeria, Egypt, Saudi Arabia and Turkey, partly offset by lower cigarette shipment volume in PMI Duty Free; and

•	South & South East Asia, reflecting higher cigarette shipment volume, principally in Pakistan, the Philippines and Thailand, partly offset by Indonesia;
partly offset by

•	Eastern Europe, reflecting lower cigarette shipment volume, principally in Russia, partly offset by higher heated tobacco unit shipment volume across the Region, notably Russia;

•	East Asia & Australia, reflecting lower cigarette shipment volume, notably in Japan and Korea, and lower heated tobacco unit shipment volume in Japan; and

•	Latin America & Canada, reflecting lower cigarette shipment volume, principally in Argentina and Venezuela.

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First-Quarter Impact of Inventory Movements
Excluding the net unfavorable impact of estimated distributor inventory movements of approximately 1.0 billion units, PMI’s total in-market sales growth was 1.7%, driven by a 34.6% increase in heated tobacco unit in-market sales, partly offset by a 0.2% decline of cigarette in-market sales. The 1.0 billion units of inventory movements reflected:

•	A net unfavorable impact of 1.3 billion heated tobacco units, mainly due to Japan and Russia; and

•	A net favorable impact of approximately 0.3 billion cigarettes, mainly driven by Saudi Arabia, partly offset by Japan, North Africa and PMI Duty Free.
PMI Shipment Volume by Brand

PMI Shipment Volume by Brand	First-Quarter
(million units)	2019	2018	Change
Cigarettes
Marlboro	59,963	57,973	3.4%
L&M	21,816	19,225	13.5%
Chesterfield	14,298	13,875	3.1%
Philip Morris	10,723	10,659	0.6%
Parliament	8,830	8,460	4.4%
Sampoerna A	7,901	8,624	(8.4)%
Bond Street	5,671	6,975	(18.7)%
Dji Sam Soe	6,651	6,696	(0.7)%
Lark	5,270	5,577	(5.5)%
Fortune	3,045	3,583	(15.0)%
Others	20,129	22,633	(11.1)%
Total Cigarettes	164,297	164,280	—%
Heated Tobacco Units	11,498	9,566	20.2%
Total PMI	175,795	173,846	1.1%
Note: Sampoerna A includes Sampoerna; Philip Morris includes Philip Morris/Dubliss; and Lark includes Lark Harmony.
PMI's cigarette shipment volume was flat, despite the impact of out-switching to heated tobacco units largely from premium and mid-price cigarette brands, reflecting growth from PMI's five largest international brands, offset primarily by PMI's low-price Bond Street. PMI's cigarette shipment volume of the following brands increased:

•	Marlboro, mainly driven by Algeria, Germany, Indonesia, the Philippines, Saudi Arabia, Spain and Turkey, partly offset by Argentina, Italy, Japan, PMI Duty Free and Russia;

•	L&M, mainly driven by Egypt, Saudi Arabia and Thailand, partly offset by Russia;

•	Chesterfield, mainly driven by Mexico, Saudi Arabia and Turkey, partly offset by Argentina, Italy and Venezuela;

•	Philip Morris, mainly driven by Russia, partly offset by Argentina; and

•	Parliament, mainly driven by Turkey, partly offset by Korea.
PMI's cigarette shipment volume of the following brands decreased:

•
Sampoerna A and Dji Sam Soe in Indonesia, mainly reflecting the impact of retail price increases resulting in widened price gaps with competitors' products and the impact of estimated trade inventory movements following the absence of an excise tax increase in January 2019;

•	Bond Street, mainly due to Russia and Ukraine;

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•	Lark, mainly due to Japan, partly offset by Turkey;

•	Fortune in the Philippines, mainly reflecting up-trading to Marlboro resulting from a narrowed price gap; and

•
"Others," mainly due to: mid-price brands, notably Sampoerna U in Indonesia, partly reflecting the impact of above-inflation retail price increases; the successful portfolio consolidation of local, low-price brands into international trademarks, notably in Mexico and Russia.

The increase in PMI's heated tobacco unit shipment volume was mainly driven by the EU and Russia, partly offset by Japan.
First-Quarter International Share of Market
PMI's total international market share (excluding China and the United States), defined as PMI's cigarette and heated tobacco unit sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, increased by 1.0 point to 28.4%, reflecting:

•	Total international cigarette market share of 26.4%, up by 0.5 points; and

•	Total international heated tobacco unit market share of 2.0%, up by 0.5 points.
PMI's total international cigarette market share, defined as PMI's cigarette sales volume as a percentage of total industry cigarette sales volume, was 27.1%, up by 0.7 points.

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CONSOLIDATED FINANCIAL SUMMARY

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 6,751	$ 6,896	(2.1)%	3.2%	(145)	(369)	228	(15)	11
Cost of Sales	(2,465)	(2,615)	5.7%	1.5%	150	110	—	10	30
Marketing, Administration and Research Costs (1)	(2,217)	(1,833)	(20.9)%	(27.2)%	(384)	114	—	—	(498)
Amortization of Intangibles	(19)	(22)	13.6%	9.1%	3	1	—	—	2
Operating Income	$ 2,050	$ 2,426	(15.5)%	(9.6)%	(376)	(144)	228	(5)	(455)
Asset Impairment & Exit Costs (2)	(20)	—	—%	—%	(20)	—	—	—	(20)
Canadian Tobacco Litigation-Related Expense (2)	(194)	—	—%	—%	(194)	—	—	—	(194)
Loss on Deconsolidation of RBH (2)	(239)	—	—%	—%	(239)	—	—	—	(239)
Adjusted Operating Income	$ 2,503	$ 2,426	3.2%	9.1%	77	(144)	228	(5)	(2)

Adjusted Operating Income Margin	37.1%	35.2%	1.9pp	2.0pp
(1) Unfavorable Cost/Other variance of $45 million, excluding asset impairment & exit costs, the Canadian tobacco litigation-related expense and the loss on deconsolidation of RBH.
(2) Included in Marketing, Administration and Research Costs.
During the quarter, net revenues, excluding unfavorable currency, increased by 3.2%, driven primarily by a favorable pricing variance, notably in Canada, Germany, Indonesia, Japan and the Philippines, partly offset by Argentina, Saudi Arabia and Turkey. Unfavorable volume of cigarettes, resulting from geographic mix, was largely offset by favorable volume of heated tobacco units and favorable mix of cigarettes and heated tobacco units. The currency-neutral growth in net revenues of 3.2% in the quarter came despite a challenging comparison with the first quarter of 2018 in which net revenues grew by 8.3%, excluding currency, partly fueled by higher IQOS device shipments in Japan. In addition, net revenues in the first quarter of 2018 were not impacted at that point by the move to highly inflationary accounting in Argentina that became effective July 1, 2018. Combined, these two items unfavorably impacted the currency-neutral net revenue growth rate of 3.2% in the quarter by approximately 3.4 points.
Operating income, excluding unfavorable currency, decreased by 9.6%. Excluding the loss on deconsolidation of RBH, the Canadian tobacco litigation-related expense, and asset impairment and exit charges related to a plant closure in Pakistan as part of the optimization of PMI's global manufacturing footprint, adjusted operating income, excluding unfavorable currency, increased by 9.1%, primarily reflecting a favorable pricing variance and lower manufacturing costs, partly offset by higher marketing, administration and research costs, notably reflecting increased investment behind reduced-risk products.
Adjusted operating income margin, excluding currency, increased by 2.0 points to 37.2%, reflecting the factors mentioned above, as detailed in the attached Schedule 7.

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EUROPEAN UNION REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,159	$ 1,988	8.6%	15.8%	171	(143)	68	246	—

Operating Income	$ 896	$ 740	21.1%	31.1%	156	(74)	68	197	(35)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 896	$ 740	21.1%	31.1%	156	(74)	68	197	(35)

Adjusted Operating Income Margin	41.5%	37.2%	4.3pp	4.9pp
During the quarter, net revenues, excluding unfavorable currency, increased by 15.8%, reflecting a favorable pricing variance, driven principally by Germany, and favorable volume/mix, primarily reflecting favorable heated tobacco unit volume across the Region.
Operating income, excluding unfavorable currency, increased by 31.1%, mainly reflecting a favorable pricing variance and favorable volume/mix, notably in Germany, Italy and Poland, partially offset by higher manufacturing costs primarily related to reduced-risk products.
Adjusted operating income margin, excluding currency, increased by 4.9 points to 42.1%, reflecting the factors mentioned above, as detailed on Schedule 7.
Total Market, PMI Shipment & Market Share Commentaries

European Union Key Data	First-Quarter
			Change
	2019	2018	% / pp
Total Market (billion units)	107.3	107.8	(0.5)%

PMI Shipment Volume (million units)
Cigarettes	39,488	39,671	(0.5)%
Heated Tobacco Units	2,293	928	+100.0%
Total EU	41,781	40,599	2.9%

PMI Market Share
Marlboro	18.2%	18.3%	(0.1)
L&M	6.7%	6.7%	—
Chesterfield	5.9%	5.9%	—
Philip Morris	2.8%	3.1%	(0.3)
HEETS	2.1%	0.8%	1.3
Others	3.2%	3.4%	(0.2)
Total EU	38.9%	38.2%	0.7
In the quarter, the estimated total market in the EU decreased by 0.5% to 107.3 billion units, mainly due to:

•	France, down by 8.1%, mainly due to the impact of significant excise-tax driven price increases in March 2018 and 2019, as well as an increase in the prevalence of illicit trade;

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•
Germany, down by 4.0%, or by 1.0% excluding the net impact of estimated trade inventory movements of competitors' products in the quarter, primarily reflecting the impact of price increases in March 2018; and

•	Italy, down by 2.9%, or by 1.7% excluding the net impact of estimated trade inventory movements, primarily reflecting the impact of price increases in 2018 and in February 2019;
partly offset by

•	Poland, up by 8.1%, primarily reflecting a lower prevalence of illicit trade; and

•	Spain, up by 2.7%, partly reflecting a lower prevalence of illicit trade.
PMI's total shipment volume increased by 2.9% to 41.8 billion units, notably driven by:

•	higher heated tobacco unit shipment volume across the Region, notably Italy, driven by higher market share; and

•
higher cigarette shipment volume in: Germany, primarily reflecting higher market share of cigarettes, particularly of Marlboro, benefiting from estimated favorable trade inventory movements in the quarter noted above; Poland, mainly driven by a higher total market; and Spain, primarily reflecting net favorable estimated distributor movements;

partly offset by

•
lower cigarette shipment volume, notably in France, mainly reflecting a lower total market, and Italy, primarily reflecting the lower total market, due mainly to the impact of price increases in March 2018 and February 2019, as well as lower cigarette market share due to out-switching to HEETS.

EASTERN EUROPE REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 579	$ 567	2.1%	13.4%	12	(64)	17	59	—

Operating Income	$ 129	$ 151	(14.6)%	(2.0)%	(22)	(19)	17	14	(34)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 129	$ 151	(14.6)%	(2.0)%	(22)	(19)	17	14	(34)

Adjusted Operating Income Margin	22.3%	26.6%	(4.3)pp	(3.6)pp
During the quarter, net revenues, excluding unfavorable currency, increased by 13.4%, reflecting a favorable pricing variance, driven notably by Ukraine, and favorable volume/mix, primarily driven by heated tobacco unit volume in Russia and Ukraine, partly offset by lower cigarette volume in Russia.
Operating income, excluding unfavorable currency, decreased by 2.0%, mainly due to higher manufacturing and marketing, administration and research costs, notably reflecting increased investments behind reduced-risk products, primarily in Russia in support of the geographic expansion, partly offset by a favorable pricing variance and favorable volume/mix.
Adjusted operating income margin, excluding currency, decreased by 3.6 points to 23.0%, reflecting the factors mentioned above, as detailed on Schedule 7.

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Total Market, PMI Shipment & Market Share Commentaries
In the quarter, the estimated total market in Eastern Europe decreased, notably due to:

•	Russia, down by 8.3%, primarily reflecting the impact of price increases, as well as the unfavorable impact in the quarter of estimated trade inventory movements in certain key accounts; and

•	Ukraine, down by 10.6%, primarily reflecting the impact of price increases and an increase in the prevalence of illicit trade.

PMI Shipment Volume	First-Quarter
(million units)	2019	2018	Change
Cigarettes	20,320	22,039	(7.8)%
Heated Tobacco Units	1,548	564	+100.0%
Total Eastern Europe	21,868	22,603	(3.3)%
PMI's total shipment volume decreased by 3.3% to 21.9 billion units, primarily in:

•
Russia, down by 5.0%. Excluding the net unfavorable impact of estimated distributor inventory movements of 0.5 billion units, primarily of heated tobacco units, reflecting an adjustment subsequent to the increase in shipments in the fourth quarter of 2018 ahead of the planned geographic expansion of IQOS, PMI's in-market sales decline was 0.9%, reflecting a lower total market, partly offset by higher market share of heated tobacco units;

partly offset by

•	Kazakhstan, up by 12.3%, reflecting a higher total market and a higher market share of heated tobacco units; and

•	Ukraine, up by 2.3%, reflecting a higher market share of cigarettes and heated tobacco units, partly offset by a lower total market.

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MIDDLE EAST & AFRICA REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 927	$ 961	(3.5)%	3.5%	(34)	(68)	(50)	73	11

Operating Income	$ 344	$ 374	(8.0)%	(1.1)%	(30)	(26)	(50)	35	11
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 344	$ 374	(8.0)%	(1.1)%	(30)	(26)	(50)	35	11

Adjusted Operating Income Margin	37.1%	38.9%	(1.8)pp	(1.7)pp
During the quarter, net revenues, excluding unfavorable currency, increased by 3.5%, mainly reflecting favorable volume/mix, principally driven by: favorable cigarette volume and mix in Saudi Arabia and favorable cigarette volume in Turkey; partly offset by lower cigarette volume, principally in PMI Duty Free, and a favorable cost/other variance mainly driven by the timing of other revenues. The favorable volume/mix and favorable cost/other variance were partly offset by an unfavorable pricing variance, mainly due to Saudi Arabia and Turkey, partly offset by Egypt.
Operating income, excluding unfavorable currency, decreased by 1.1%, mainly reflecting: an unfavorable pricing variance; partly offset by favorable volume/mix, reflecting the same market drivers as noted above, a favorable cost/other variance, as noted above.
Adjusted operating income margin, excluding currency, decreased by 1.7 points to 37.2%, reflecting the factors mentioned above, as detailed on Schedule 7.
Total Market, PMI Shipment & Market Share Commentaries
In the quarter, the estimated total market in the Middle East & Africa increased, notably driven by:

•
Algeria, up by 19.3%, or down by 0.8% excluding the net favorable impact of estimated trade inventory movements associated with expectations regarding excise tax announcements in 2019 compared to 2018;

•
Saudi Arabia, up by 8.1%, primarily reflecting a favorable comparison with the first quarter of 2018, which was down by 40.8% mainly due to the impact of retail price increases in 2017 and the first quarter of 2018 following the introduction of the new excise tax in June 2017 and VAT in January 2018; and

•
Turkey, up by 10.1%, or by 4.3%, excluding the net favorable impact of estimated trade inventory movements associated with expectations regarding excise tax and pricing changes in 2019 compared to 2018 following the excise tax increase in January 2019.

PMI Shipment Volume	First-Quarter
(million units)	2019	2018	Change
Cigarettes	33,304	29,248	13.9%
Heated Tobacco Units	754	709	6.3%
Total Middle East & Africa	34,058	29,957	13.7%
PMI's total shipment volume increased by 13.7% to 34.1 billion units, notably in:

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•
North Africa, notably in: Algeria, up by 36.4%, reflecting a higher total market, as well as higher market share benefiting from the estimated trade inventory movements noted above; and Egypt, up by 9.4%, primarily reflecting higher market share, driven by L&M;

•
Saudi Arabia, up by +100%. Net favorable estimated distributor inventory movements in the quarter totaled 2.6 billion cigarettes, mainly attributable to: adjustments ahead of an importation deadline before the implementation of plain packaging scheduled for January 1, 2020; port closures related to the timing of Ramadan; and adjustments in 2018 following the introduction of the new excise tax in 2017. Excluding the impact of these inventory movements, PMI's in-market sales grew by 8.6%, reflecting a favorable comparison with the first quarter of 2018, which was down by 54.5%, mainly due to the impact of the factors described for the total market above; and

•	Turkey, up by 21.1%, reflecting a higher total market and a higher market share, notably of Marlboro and Parliament;
partly offset by

•
PMI Duty Free, down by 12.4%. Excluding the net unfavorable impact of estimated distributor inventory movements of 0.5 billion units, principally cigarettes, PMI's in-market sales decline was 3.1%, notably reflecting the retail travel industry decline in Asia.

SOUTH & SOUTHEAST ASIA REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,113	$ 1,081	3.0%	8.6%	32	(61)	76	17	—

Operating Income	$ 440	$ 429	2.6%	9.6%	11	(30)	76	14	(49)
Asset Impairment & Exit Costs (1)	(20)	—	—%	—%	(20)	—	—	—	(20)
Adjusted Operating Income	$ 460	$ 429	7.2%	14.2%	31	(30)	76	14	(29)

Adjusted Operating Income Margin	41.3%	39.7%	1.6pp	2.0pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
During the quarter, net revenues, excluding unfavorable currency, increased by 8.6%, reflecting: a favorable pricing variance, driven principally by Indonesia and the Philippines, as well as a favorable volume/mix, mainly driven by favorable cigarette volume and mix in the Philippines, largely offset by lower cigarette volume and mix in Indonesia.
Operating income, excluding unfavorable currency, increased by 9.6%. Excluding asset impairment and exit costs related to a plant closure in Pakistan as part of the optimization of PMI's global manufacturing footprint, adjusted operating income, excluding unfavorable currency, increased by 14.2%, mainly reflecting: a favorable pricing variance; favorable volume/mix, mainly driven by the Philippines, partly offset by Indonesia; partly offset by higher marketing, administration and research costs, notably due to Indonesia, and higher manufacturing costs, partly due to the Philippines.
Adjusted operating income margin, excluding currency, increased by 2.0 points to 41.7%, reflecting the factors mentioned above, as detailed on Schedule 7.

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Total Market, PMI Shipment & Market Share Commentaries
In the quarter, the estimated total market in South & Southeast Asia decreased, notably due to:

•	Indonesia, down by 0.8%, mainly due to the impact of estimated trade inventory movements in the quarter following the absence of an excise tax increase in January 2019;

•	Vietnam, down by 5.6% reflecting the unfavorable impact of trade inventory movements related to an anticipated excise tax increase in January 2019;
partly offset by

•	the Philippines, up by 8.9%, benefiting from the net impact of favorable trade inventory movements associated with expectations regarding excise tax-driven price increases; and

•	Thailand, up by 27.4%, primarily reflecting on-going recovery from the September 2017 excise tax reform.

PMI Shipment Volume	First-Quarter
(million units)	2019	2018	Change
Cigarettes	41,492	40,218	3.2%
Heated Tobacco Units	—	—	—%
Total South & Southeast Asia	41,492	40,218	3.2%
PMI's total shipment volume increased by 3.2% to 41.5 billion units, notably driven by:

•	Pakistan, up by 10.5%, mainly reflecting higher market share benefiting from estimated trade inventory movements in anticipation of excise tax-driven price increases in the first quarter of 2019;

•	the Philippines, up by 8.8%, mainly reflecting the estimated trade inventory movements described above; and

•
Thailand, up by 33.3%, mainly reflecting a higher total market, as well as a higher market share driven by the continued strong performance of L&M 7.1 and the favorable impact of distribution expansion in 2018;

partly offset by

•
Indonesia, down by 3.7%, mainly reflecting a lower market share primarily due to the widened retail price gap of A Mild to competitive brands following its price increase in October 2018, as well as the lower total market.

- -13 -

EAST ASIA & AUSTRALIA REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,321	$ 1,591	(17.0)%	(17.0)%	(270)	—	86	(356)	—

Operating Income	$ 427	$ 515	(17.1)%	(16.1)%	(88)	(5)	86	(222)	53
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 427	$ 515	(17.1)%	(16.1)%	(88)	(5)	86	(222)	53

Adjusted Operating Income Margin	32.3%	32.4%	(0.1)pp	0.3pp
During the quarter, net revenues, excluding currency, decreased by 17.0%, reflecting a challenging comparison with the first quarter of 2018 in which net revenues, excluding currency, grew by 27.5%, partly fueled by higher IQOS device shipments. The decline of 17.0% primarily reflected unfavorable volume/mix, substantially due to cigarette, heated tobacco unit and IQOS device shipment volume in Japan, partly offset by a favorable pricing variance, driven predominantly by Japan.
Operating income, excluding unfavorable currency, decreased by 16.1%, mainly reflecting unfavorable volume/mix, substantially due to Japan, partly offset by favorable pricing and lower manufacturing costs related to Japan and Korea.
Adjusted operating income margin, excluding currency, increased by 0.3 points to 32.7%, reflecting the factors mentioned above, as detailed on Schedule 7.
Total Market, PMI Shipment & Market Share Commentaries
In the quarter, the estimated total market in East Asia & Australia, excluding China, decreased, notably due to:

•	Japan, down by 4.5%, mainly reflecting the impact of the October 1, 2018 excise tax-driven retail price increases;
partly offset by

•	Taiwan, up by 16.6%, primarily driven by a favorable comparison with the first quarter of 2018 that was down by 23.9% reflecting the impact of excise tax-driven price increases in 2017.

PMI Shipment Volume	First-Quarter
(million units)	2019	2018	Change
Cigarettes	12,113	14,091	(14.0)%
Heated Tobacco Units	6,849	7,342	(6.7)%
Total East Asia & Australia	18,962	21,433	(11.5)%
PMI's total shipment volume decreased by 11.5% to 19.0 billion units, primarily due to:

•
Japan, down by 14.2%. Excluding the net unfavorable impact of estimated distributor inventory movements of approximately 1.2 billion units, comprised of approximately 0.7 billion heated tobacco units and approximately 0.5 billion cigarettes, PMI's in-market sales decline was 5.6%, reflecting the lower total market and lower cigarette market share; and

•	Korea, down by 9.7%, principally due to lower cigarette market share, notably of Marlboro and Parliament.

- -14 -

LATIN AMERICA & CANADA REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 652	$ 708	(7.9)%	(3.2)%	(56)	(33)	31	(54)	—

Operating Income (Loss)	$ (186)	$ 217	-(100)%	-(100)%	(403)	10	31	(43)	(401)
Asset Impairment & Exit Costs (1)	—	—	—%	—%	—	—	—	—	—
Canadian Tobacco Litigation-Related Expense (1)	(194)	—	—%	—%	(194)	—	—	—	(194)
Loss on Deconsolidation of RBH (1)	(239)	—	—%	—%	(239)	—	—	—	(239)
Adjusted Operating Income	$ 247	$ 217	13.8%	9.2%	30	10	31	(43)	32

Adjusted Operating Income Margin	37.9%	30.6%	7.3pp	4.0pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
During the quarter, net revenues, excluding unfavorable currency, decreased by 3.2%, reflecting: unfavorable volume/mix, mainly due to Argentina and Canada, partly offset by a favorable pricing variance, notably in Canada and Mexico, partially offset by Argentina reflecting, in part, the adoption of highly inflationary accounting.
Operating income, excluding favorable currency, decreased by more than 100%. Excluding the loss on deconsolidation of RBH and the Canadian tobacco litigation-related expense, adjusted operating income, excluding favorable currency, increased by 9.2%, reflecting: a favorable pricing variance, lower marketing, administration and research costs, as well as lower manufacturing costs, partly offset by unfavorable volume/mix, mainly in Argentina and Canada.
Adjusted operating income margin, excluding currency, increased by 4.0 points to 34.6%, principally driven by the factors mentioned above, as detailed on Schedule 7.
Total Market, PMI Shipment & Market Share Commentaries
In the quarter, the estimated total market in Latin America & Canada decreased, notably due to:

•	Argentina, down by 9.1%, primarily due to the impact of cumulative price increases and the continuing economic downturn;

•	Brazil, down by 5.2%, mainly due to the impact of cumulative price increases;

•	Canada, down by 9.7%, primarily due to the impact of cumulative pricing; and

•	Venezuela, down by 56.7%, mainly reflecting the deterioration of the socioeconomic environment and the impact of inflation-driven price increases.

- -15 -

PMI Shipment Volume	First-Quarter
(million units)	2019	2018	Change
Cigarettes	17,580	19,013	(7.5)%
Heated Tobacco Units	54	23	+100.0%
Total Latin America & Canada	17,634	19,036	(7.4)%
PMI's total shipment volume decreased by 7.4% to 17.6 billion units, mainly due to:

•	Argentina, down by 11.0%, primarily reflecting the lower total market; and

•	Canada, down by 8.2%, reflecting the lower total market;
partly offset by

•	Brazil, up by 1.9%, reflecting higher market share, up by 1.5 points to 20.6%, mainly driven by Chesterfield, partly offset by a lower total market.

- -16 -

SCIENTIFIC UPDATE
PMI's E-Cigarette Study: A Step Further Toward Confirming Risk-Reduction
On March 14, 2019, PMI presented the results from a study on e-cigarettes at the 58th Annual Society of Toxicology Meeting in Baltimore. The study demonstrates that after six months, e-cigarette vapors with and without nicotine induced significantly lower biological responses associated with cardiovascular and pulmonary diseases than cigarette smoke. This study, which PMI believes is a first-of-its-kind study on this subject matter, assessed the biological response of mice exposed to e-cigarette vapors compared with that of exposure to cigarette smoke.
Background
The combustion of tobacco produces over 6,000 chemicals, of which almost 100 are identified as harmful or potentially harmful. The overwhelming scientific evidence links the exposure to these chemicals, rather than nicotine, as the primary cause of smoking-related disease. Therefore, in recent years, e-cigarettes have been gaining popularity as a potential alternative to cigarettes. Currently, however, there are limited data on the long-term disease risk profile of e-cigarettes or their components compared with that of cigarette smoke. In general, e-cigarettes consist of aerosol formers (propylene glycol [PG] and/or vegetable glycerin [VG]), nicotine, and flavor ingredients. Therefore, the study is relevant for products that contain these components. In contrast with cigarettes, e-cigarettes deliver nicotine without the smoke constituents that arise from the combustion of tobacco.
About the Study
This ApoE-/- mouse study was a six-month inhalation study designed to assess the impact of exposure to e-cigarette vapor (with and without nicotine and flavor) on the respiratory and cardiovascular systems. Female ApoE-/- mice were exposed to air, cigarette smoke, or three formulations of e-cigarette vapors (CARRIER: PG/VG/water; BASE: CARRIER plus 4% nicotine; TEST: BASE plus flavors) for three hours/day, five days/week for six months via a whole-body inhalation system. The study measured a number of disease endpoints, and the results indicate that after six months, e-cigarette vapor with and without nicotine and flavor:

•
Resulted in lower levels of lung inflammation, structural damage, and molecular changes in the lungs and induced lower atherosclerotic plaque formation and molecular changes in aorta and heart tissue compared to cigarette smoke;

•
The study also detected an effect of nicotine on pulse wave velocity (an expected effect of nicotine); however, when compared with cigarette smoke, the effect was significantly less for e-cigarette aerosol exposures (with nicotine at comparable concentrations and without nicotine); and

•	Overall, the study demonstrated that e-cigarette vapor induce significantly lower biological responses associated with cardiovascular and pulmonary diseases compared with cigarette smoke.

The full results of this study will be submitted for publication in a peer-reviewed journal. This preclinical mouse study does not pertain to a specific product, but represents a toxicological assessment of an e-vapor aerosol. This study is part of PMI's larger scientific assessment program that includes aerosol chemistry, toxicology, and clinical studies with human subjects adding to the totality of evidence already existing for e-vapor products. As previously disclosed, PMI plans to initiate a clinical study for its e-vapor products to measure selected biomarkers of exposure to harmful or potentially harmful constituents and assess changes in clinical risk markers.

- -17 -

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, smoke-free products and associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free IQOS product portfolio includes heat-not-burn and nicotine-containing vapor products. As of March 31, 2019, PMI estimates that approximately 7.3 million adult smokers around the world have already stopped smoking and switched to PMI’s heat-not-burn product, which is currently available for sale in 44 markets in key cities or nationwide under the IQOS brand. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-K for the year ended December 31, 2018. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

- -18 -

Key Terms, Definitions and Explanatory Notes
General

•	"PMI" refers to Philip Morris International Inc. and its subsidiaries. Trademarks and service marks that are the registered property of, or licensed by, the subsidiaries of PMI, are italicized.

•	Comparisons are made to the same prior-year period unless otherwise stated.

•	Unless otherwise stated, references to total industry, total market, PMI shipment volume and PMI market share performance reflect cigarettes and heated tobacco units.

•	Key market data regarding total market size, PMI shipments and market share can be found in Appendix 1 provided with this press release.

•
References to total international market, defined as worldwide cigarette and heated tobacco unit volume excluding the United States, total industry, total market and market shares are PMI estimates for tax-paid products based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People's Republic of China and/or PMI's duty free business.

•	"OTP" is defined as "other tobacco products," primarily roll-your-own and make-your-own cigarettes, pipe tobacco, cigars and cigarillos, and does not include reduced-risk products.

•	"Combustible products" is the term PMI uses to refer to cigarettes and OTP, combined.

•	In-market sales, or "IMS," is defined as sales to the retail channel, depending on the market and distribution model.

•	"Total shipment volume" is defined as the combined total of cigarette shipment volume and heated tobacco unit shipment volume.

•	"North Africa" is defined as Algeria, Egypt, Libya, Morocco and Tunisia.

•	"The GCC" (Gulf Cooperation Council) is defined as Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and the United Arab Emirates (UAE).

•
[NEW] Following the deconsolidation of PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), PMI will continue to report the volume of RBH's brands for which RBH is not the trademark owner. These include HEETS, Next, Philip Morris and Rooftop, which accounted for approximately 40% of RBH's total shipment volume in 2018.

•
From time to time, PMI’s shipment volumes are subject to the impact of distributor inventory movements, and estimated total industry/market volumes are subject to the impact of inventory movements in various trade channels that include estimated trade inventory movements of PMI’s competitors arising from market-specific factors that significantly distort reported volume disclosures. Such factors may include changes to the manufacturing supply chain, shipment methods, consumer demand, timing of excise tax increases or other influences that may affect the timing of sales to customers. In such instances, in addition to reviewing PMI shipment volumes and certain estimated total industry/market volumes on a reported basis, management reviews these measures on an adjusted basis that excludes the impact of distributor and/or estimated trade inventory movements. Management also believes that disclosing PMI shipment volumes and estimated total industry/market volumes in such circumstances on a basis that excludes the impact of distributor and/or estimated trade inventory movements improves the comparability of performance and trends for these measures over different reporting periods.

•	"OECD" is defined as Organisation for Economic Co-operation and Development.
Financial

•
Net revenues related to combustible products refer to the operating revenues generated from the sale of these products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.

•
Net revenues related to RRPs represent the sale of heated tobacco units, IQOS devices and related accessories, and other nicotine-containing products, primarily e-vapor products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.

•
"Cost of sales" consists principally of: tobacco leaf, non-tobacco raw materials, labor and manufacturing costs; shipping and handling costs; and the cost of IQOS devices produced by third-party electronics manufacturing

- -19 -

service providers.  Estimated costs associated with IQOS warranty programs are generally provided for in cost of sales in the period the related revenues are recognized.

•
"Marketing, administration and research costs" include the costs of marketing and selling our products, other costs generally not related to the manufacture of our products (including general corporate expenses), and costs incurred to develop new products. The most significant components of our marketing, administration and research costs are marketing and sales expenses and general and administrative expenses.

•
[REVISED] "Cost/Other" in the Consolidated Financial Summary table of total PMI and the six reporting segments of this release reflects the currency-neutral variances of: cost of sales (excluding the volume/mix cost component); marketing, administration and research costs (including asset impairment and exit costs, the Canadian tobacco litigation-related expense and the charge related to the deconsolidation of RBH in Canada); and amortization of intangibles. “Cost/Other” also includes the currency-neutral net revenue variance, unrelated to volume/mix and price components, attributable to fees for certain distribution rights billed to customers in certain markets in the ME&A Region.

•	"Adjusted Operating Income Margin" is calculated as adjusted operating income, divided by net revenues.

•
"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization and equity (income)/loss in unconsolidated subsidiaries, excluding asset impairment and exit costs, and unusual items.

•	"Net debt" is defined as total debt, less cash and cash equivalents.

•
[REVISED] Management reviews net revenues, OI, OI margins, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items. For example, PMI’s adjusted diluted EPS and other impacted results reflect the loss on deconsolidation of RBH and the Canadian tobacco litigation-related expense, recorded in the first quarter of 2019. PMI believes that the adjusted measures, including pro forma measures, will provide useful insight into underlying business trends and results, and will provide a more meaningful performance comparison for the period during which RBH remains under CCAA protection. For PMI's 2018 pro forma adjusted diluted EPS by quarter and year-to-date, see Schedule 3 in PMI's first-quarter 2019 earnings release.

•
Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.

•
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For a reconciliation of non-GAAP measures to the most directly comparable GAAP measures, see the relevant schedules provided with this press release.

•
U.S. GAAP Treatment of Argentina as a Highly Inflationary Economy. Following the categorization of Argentina by the International Practices Task Force of the Center for Audit Quality as a country with a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with U.S. GAAP. Consequently, PMI began to account for the operations of its Argentinian affiliates as highly inflationary, and to treat the U.S. dollar as the functional currency of the affiliates, effective July 1, 2018. The move to highly inflationary accounting in Argentina reduced PMI's currency-neutral net revenue growth by approximately 0.6 points in 2018.

Reduced-Risk Products

•
"Reduced-risk products," or "RRPs," is the term PMI uses to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continued smoking.  PMI has a range of RRPs in various stages of development, scientific assessment and commercialization. Because PMI's RRPs do not burn tobacco, they produce an aerosol that contains far lower quantities of harmful and potentially harmful constituents than found in cigarette smoke.

•
"Heated tobacco units," or "HTUs," is the term PMI uses to refer to heated tobacco consumables, which for PMI include the company's HEETS, HEETS Marlboro and HEETS FROM MARLBORO, defined collectively as HEETS, as well as Marlboro HeatSticks and Parliament HeatSticks.

•	[NEW] Unless otherwise stated, all references to IQOS are to PMI's heat-not-burn products.

•	The IQOS heat-not-burn device is a precisely controlled heating device into which a specially designed and proprietary tobacco unit is inserted and heated to generate an aerosol.

- -20 -

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

	Quarters Ended March 31,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (1)
				Total			Cigarette			HTU			Total			HTU
	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	pp Change	2019	2018	pp Change

European Union
France	9.1	10.0	(8.1)	4.2	4.4	(5.9)	4.1	4.4	(6.2)	—	—	—	45.0	44.8	0.2	0.2	0.1	0.1
Germany	15.4	16.1	(4.0)	6.1	5.8	4.4	5.9	5.8	2.7	0.2	0.1	+100	39.5	36.3	3.2	1.0	0.4	0.6
Italy	15.6	16.1	(2.9)	7.7	8.0	(3.0)	7.1	7.7	(7.2)	0.6	0.3	+100	51.1	52.1	(1.0)	3.7	1.5	2.2
Poland	10.6	9.8	8.1	4.2	3.9	8.4	4.0	3.9	4.8	0.2	—	—	39.9	39.7	0.2	1.8	0.5	1.3
Spain	10.2	9.9	2.7	3.6	3.2	11.3	3.5	3.2	9.6	0.1	—	—	31.8	32.3	(0.5)	0.6	0.3	0.3

Eastern Europe
Russia	45.8	50.0	(8.3)	12.1	12.8	(5.0)	11.3	12.5	(9.7)	0.8	0.3	+100	28.9	26.8	2.1	3.1	0.5	2.6

Middle East & Africa
Saudi Arabia	5.3	4.9	8.1	3.8	1.1	+100	3.8	1.1	+100	—	—	—	41.8	41.6	0.2	—	—	—
Turkey	28.4	25.8	10.1	13.9	11.5	21.1	13.9	11.5	21.1	—	—	—	48.9	44.5	4.4	—	—	—

South & Southeast Asia
Indonesia	68.7	69.3	(0.8)	22.1	23.0	(3.7)	22.1	23.0	(3.7)	—	—	—	32.2	33.2	(1.0)	—	—	—
Philippines	16.8	15.4	8.9	11.7	10.8	8.8	11.7	10.8	8.8	—	—	—	70.1	70.2	(0.1)	—	—	—

East Asia & Australia
Australia	3.1	2.9	6.6	0.8	0.8	(9.3)	0.8	0.8	(9.3)	—	—	—	24.4	28.7	(4.3)	—	—	—
Japan	37.8	39.6	(4.5)	12.1	14.1	(14.2)	6.5	7.9	(18.7)	5.7	6.2	(8.4)	34.4	34.7	(0.3)	16.9	15.8	1.1
Korea	15.6	15.8	(1.0)	3.6	4.0	(9.7)	2.5	2.9	(13.5)	1.2	1.2	(0.3)	23.3	25.5	(2.2)	7.3	7.3	—

Latin America & Canada
Argentina	8.3	9.1	(9.1)	6.1	6.8	(11.0)	6.1	6.8	(11.0)	—	—	—	73.2	74.8	(1.6)	—	—	—
Mexico	7.4	7.6	(3.5)	4.7	4.9	(2.6)	4.7	4.9	(2.6)	—	—	—	64.1	63.5	0.6	—	—	—

(1) Market share estimates are calculated using IMS data
Note: % change for Total Market and PMI shipments is computed based on millions of units

		Schedule 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Diluted Earnings Per Share (EPS)
($ in millions, except per share data) / (Unaudited)

Diluted EPS	Quarters Ended
	March 31,
2019 Diluted Earnings Per Share (1)		$0.87
2018 Diluted Earnings Per Share (1)		$1.00
Change		$(0.13)
% Change	(13.0)%

Reconciliation:
2018 Diluted Earnings Per Share (1)		$1.00
2018 Asset impairment and exit costs		—
2018 Tax items		—
2019 Asset impairment and exit costs	(0.01)
2019 Canadian tobacco litigation-related expense	(0.09)
2019 Loss on deconsolidation of RBH	(0.12)
2019 Tax items		—
Currency	(0.06)
Interest		0.03
Change in tax rate		0.04
Operations (2)		0.08
2019 Diluted Earnings Per Share (1)		$0.87

(1) Basic and diluted EPS were calculated using the following (in millions):

	Quarters Ended
	March 31,
	2019	2018
Net Earnings attributable to PMI	$ 1,354	$ 1,556
Less distributed and undistributed earnings attributable to share-based payment awards	4	3
Net Earnings for basic and diluted EPS	$ 1,350	$ 1,553

Weighted-average shares for basic EPS	1,555	1,553
Plus Contingently Issuable Performance Stock Units	1	1
Weighted-average shares for diluted EPS	1,556	1,554

(2) Includes the impact of shares outstanding and share-based payments

				Schedule 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency, and Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS, excluding Currency
(Unaudited)

	Quarters Ended March 31,
	2019	2018	% Change
Reported Diluted EPS	$ 0.87	$ 1.00	(13.0)%
Currency	(0.06)
Reported Diluted EPS, excluding Currency	$ 0.93	$ 1.00	(7.0)%

	Quarters Ended March 31,			Year Ended
	2019	2018	% Change	2018
Reported Diluted EPS	$ 0.87	$ 1.00	(13.0)%	$ 5.08
Asset impairment and exit costs	0.01	—		—
Canadian tobacco litigation-related expense	0.09	—		—
Loss on deconsolidation of RBH	0.12	—		—
Tax items	—	—		0.02
Adjusted Diluted EPS	$ 1.09	$ 1.00	9.0%	$ 5.10
Currency	(0.06)
Adjusted Diluted EPS, excluding Currency	$ 1.15	$ 1.00	15.0%

								Schedule 3
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Pro Forma Adjusted Diluted EPS
(Unaudited)

	Quarter Ended	Quarter Ended	Six Months Ended	Quarter Ended	Nine Months Ended	Quarter Ended	Year Ended	Quarter Ended
	March 31,	June 30,	June 30,	September 30,	September 30,	December 31,	December 31,	March 31,
	2018	2018	2018	2018	2018	2018	2018	2019
Reported Diluted EPS	$ 1.00	$ 1.41	$ 2.41	$ 1.44	$ 3.85	$ 1.23	$5.08	$ 0.87
Asset impairment and exit costs	—	—	—	—	—	—	—	0.01
Canadian tobacco litigation-related expense	—	—	—	—	—	—	—	0.09
Loss on deconsolidation of RBH	—	—	—	—	—	—	—	0.12
Tax items	—	—	—	—	—	0.02	0.02	—
Adjusted Diluted EPS	$ 1.00	$ 1.41	$ 2.41	$ 1.44	$ 3.85	$ 1.25	$ 5.10	$ 1.09 (3)
Net earnings attributable to RBH	— (1)	(0.08)	(0.08) (1)	(0.09)	(0.18) (1)	(0.08)	(0.26) (1)	— (2)
Pro Forma Adjusted Diluted EPS	$ 1.00	$ 1.33	$ 2.33	$ 1.35	$ 3.67	$ 1.17	$ 4.84	$ 1.09

(1) Represents the impact of net earnings attributable to RBH from March 22, 2018 through end of period date
(2) Represents the impact of net earnings attributable to RBH from March 22, 2019 through end of period date
(3) Includes approximately $0.06 per share of net earnings attributable to RBH from January 1, 2019 through March 21, 2019
Note: EPS is computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

								Schedule 4
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Currency	Net Revenues excluding Currency	Acquisitions	Net Revenues excluding Currency & Acquisitions	Quarters Ended March 31,	Net Revenues	Total	Excluding Currency	Excluding Currency & Acquisitions

2019					Combustible Products	2018	% Change
$ 1,812	$ (120)	$ 1,932	—	$ 1,932	European Union	$ 1,836	(1.3)%	5.2%	5.2%
471	(51)	522	—	522	Eastern Europe	527	(10.7)%	(1.0)%	(1.0)%
829	(68)	896	—	896	Middle East & Africa	884	(6.2)%	1.4%	1.4%
1,113	(61)	1,174	—	1,174	South & Southeast Asia	1,081	3.0%	8.6%	8.6%
638	(7)	645	—	645	East Asia & Australia	737	(13.5)%	(12.5)%	(12.5)%
646	(33)	679	—	679	Latin America & Canada	704	(8.2)%	(3.6)%	(3.6)%
$ 5,508	$ (340)	$ 5,848	—	$ 5,848	Total Combustible	$ 5,769	(4.5)%	1.4%	1.4%

2019					Reduced-Risk Products	2018	% Change
$ 347	$ (23)	$ 370	—	$ 370	European Union	$ 152	+100%	+100%	+100%
108	(13)	121	—	121	Eastern Europe	40	+100%	+100%	+100%
98	—	99	—	99	Middle East & Africa	77	27.2%	27.8%	27.8%
—	—	—	—	—	South & Southeast Asia	—	—%	—%	—%
683	7	676	—	676	East Asia & Australia	854	(20.0)%	(20.8)%	(20.8)%
6	—	6	—	6	Latin America & Canada	4	45.9%	56.0%	56.0%
$ 1,243	$ (29)	$ 1,272	—	$ 1,272	Total RRPs	$ 1,127	10.3%	12.9%	12.9%

2019					PMI	2018	% Change
$ 2,159	$ (143)	$ 2,302	—	$ 2,302	European Union	$ 1,988	8.6%	15.8%	15.8%
579	(64)	643	—	643	Eastern Europe	567	2.1%	13.4%	13.4%
927	(68)	995	—	995	Middle East & Africa	961	(3.5)%	3.5%	3.5%
1,113	(61)	1,174	—	1,174	South & Southeast Asia	1,081	3.0%	8.6%	8.6%
1,321	—	1,321	—	1,321	East Asia & Australia	1,591	(17.0)%	(17.0)%	(17.0)%
652	(33)	685	—	685	Latin America & Canada	708	(7.9)%	(3.2)%	(3.2)%
$ 6,751	$ (369)	$ 7,120	—	$ 7,120	Total PMI	$ 6,896	(2.1)%	3.2%	3.2%

Note: Sum of product categories or Regions might not foot to total PMI due to roundings. “-“ indicates amounts between -$0.5 million and +$0.5 million.

									Schedule 5
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments of Operating Income for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income		Currency	Operating Income excluding Currency	Acquisitions	Operating Income excluding Currency & Acquisitions		Operating Income	Total	Excluding Currency	Excluding Currency & Acquisitions

2019						Quarters Ended March 31,	2018	% Change
$ 896		$ (74)	$ 970	—	$ 970	European Union	$ 740	21.1%	31.1%	31.1%
129		(19)	148	—	148	Eastern Europe	151	(14.6)%	(2.0)%	(2.0)%
344		(26)	370	—	370	Middle East & Africa	374	(8.0)%	(1.1)%	(1.1)%
440	(1)	(30)	470	—	470	South & Southeast Asia	429	2.6%	9.6%	9.6%
427		(5)	432	—	432	East Asia & Australia	515	(17.1)%	(16.1)%	(16.1)%
(186)	(2)	10	(196)	—	(196)	Latin America & Canada	217	-(100)%	-(100)%	-(100)%
$ 2,050		$ (144)	$ 2,194	—	$ 2,194	Total PMI	$ 2,426	(15.5)%	(9.6)%	(9.6)%

(1) Includes asset impairment and exit costs ($ 20 million)
(2) Includes Canadian tobacco litigation-related expense ($ 194 million) and the loss on deconsolidation of RBH ($ 239 million)

													Schedule 6
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Income to Adjusted Operating Income, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income	Asset Impairment & Exit Costs and Others		Adjusted Operating Income	Currency	Adjusted Operating Income excluding Currency	Acqui-sitions	Adjusted Operating Income excluding Currency & Acqui-sitions		Operating Income	Asset Impairment & Exit Costs	Adjusted Operating Income	Total	Excluding Currency	Excluding Currency & Acqui-sitions

2019								Quarters Ended March 31,	2018			% Change
$ 896	—		$ 896	$ (74)	$ 970	—	$ 970	European Union	$ 740	—	$ 740	21.1%	31.1%	31.1%
129	—		129	(19)	148	—	148	Eastern Europe	151	—	151	(14.6)%	(2.0)%	(2.0)%
344	—		344	(26)	370	—	370	Middle East & Africa	374	—	374	(8.0)%	(1.1)%	(1.1)%
440	(20)	(1)	460	(30)	490	—	490	South & Southeast Asia	429	—	429	7.2%	14.2%	14.2%
427	—		427	(5)	432	—	432	East Asia & Australia	515	—	515	(17.1)%	(16.1)%	(16.1)%
(186)	(433)	(2)	247	10	237	—	237	Latin America & Canada	217	—	217	13.8%	9.2%	9.2%
$ 2,050	$ (453)		$ 2,503	$ (144)	$ 2,647	—	$ 2,647	Total PMI	$ 2,426	—	$ 2,426	3.2%	9.1%	9.1%

(1) Represents asset impairment and exit costs
(2) Represents Canadian tobacco litigation-related expense ($ 194 million) and the loss on deconsolidation of RBH ($ 239 million)

														Schedule 7
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Adjusted Operating Income Margin, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Adjusted Operating Income (1)	Net Revenues	Adjusted Operating Income Margin	Adjusted Operating Income excluding Currency (1)	Net Revenues excluding Currency (2)	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income excluding Currency & Acqui-sitions (1)	Net Revenues excluding Currency & Acqui-sitions (2)	Adjusted Operating Income Margin excluding Currency & Acqui-sitions		Adjusted Operating Income (1)	Net Revenues	Adjusted Operating Income Margin	Adjusted Operating Income Margin	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income Margin excluding Currency & Acqui-sitions

2019									Quarters Ended March 31,	2018			% Points Change
$ 896	$ 2,159	41.5%	$ 970	$ 2,302	42.1%	$ 970	$ 2,302	42.1%	European Union	$ 740	$ 1,988	37.2%	4.3	4.9	4.9
129	579	22.3%	148	643	23.0%	148	643	23.0%	Eastern Europe	151	567	26.6%	(4.3)	(3.6)	(3.6)
344	927	37.1%	370	995	37.2%	370	995	37.2%	Middle East & Africa	374	961	38.9%	(1.8)	(1.7)	(1.7)
460	1,113	41.3%	490	1,174	41.7%	490	1,174	41.7%	South & Southeast Asia	429	1,081	39.7%	1.6	2.0	2.0
427	1,321	32.3%	432	1,321	32.7%	432	1,321	32.7%	East Asia & Australia	515	1,591	32.4%	(0.1)	0.3	0.3
247	652	37.9%	237	685	34.6%	237	685	34.6%	Latin America & Canada	217	708	30.6%	7.3	4.0	4.0
$ 2,503	$ 6,751	37.1%	$ 2,647	$ 7,120	37.2%	$ 2,647	$ 7,120	37.2%	Total PMI	$ 2,426	$ 6,896	35.2%	1.9	2.0	2.0

(1) For the calculation of Adjusted Operating Income and Adjusted Operating Income excluding currency and acquisitions refer to Schedule 6
(2) For the calculation of Net Revenues excluding currency and acquisitions refer to Schedule 4

		Schedule 8
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Statements of Earnings
($ in millions, except per share data) / (Unaudited)

	Quarters Ended March 31,
	2019	2018	Change Fav./(Unfav.)
Revenues including Excise Taxes	$ 17,705	$ 18,426	(3.9)%
Excise Taxes on products	10,954	11,530	5.0%
Net Revenues	6,751	6,896	(2.1)%
Cost of sales	2,465	2,615	5.7%
Gross profit	4,286	4,281	0.1%
Marketing, administration and research costs (1)	2,217	1,833	(20.9)%
Amortization of intangibles	19	22
Operating Income	2,050	2,426	(15.5)%
Interest expense, net	152	227	33.0%
Pension and other employee benefit costs	21	6	-(100)%
Earnings before income taxes	1,877	2,193	(14.4)%
Provision for income taxes	424	559	24.2%
Equity investments and securities (income)/loss, net	(11)	(13)
Net Earnings	1,464	1,647	(11.1)%
Net Earnings attributable to noncontrolling interests	110	91
Net Earnings attributable to PMI	$ 1,354	$ 1,556	(13.0)%

Per share data (2):
Basic Earnings Per Share	$ 0.87	$ 1.00	(13.0)%
Diluted Earnings Per Share	$ 0.87	$ 1.00	(13.0)%

(1) Includes in 2019 asset impairment and exit costs ($ 20 million), Canadian tobacco litigation-related expense ($ 194 million) and the loss on deconsolidation of RBH ($ 239 million).
(2) Net Earnings and weighted-average shares used in the basic and diluted Earnings Per Share computations for the quarters ended March 31, 2019 and 2018 are shown on Schedule 1, Footnote 1.

		Schedule 9
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios) / (Unaudited)

	March 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$3,081	$6,593
All other current assets	12,660	12,849
Property, plant and equipment, net	6,894	7,201
Goodwill	5,775	7,189
Other intangible assets, net	2,129	2,278
Investments in unconsolidated subsidiaries and equity securities	4,578	1,269
Other assets	2,925	2,422
Total assets	$38,042	$39,801

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$1,551	$730
Current portion of long-term debt	5,582	4,054
All other current liabilities	11,353	12,407
Long-term debt	23,131	26,975
Deferred income taxes	921	898
Other long-term liabilities	5,689	5,476
Total liabilities	48,227	50,540

Total PMI stockholders' deficit	(11,968)	(12,459)
Noncontrolling interests	1,783	1,720
Total stockholders' (deficit) equity	(10,185)	(10,739)
Total liabilities and stockholders' (deficit) equity	$38,042	$39,801

				Schedule 10
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
($ in millions, except ratios) / (Unaudited)

	Year Ended March 31, 2019			Year Ended December 31, 2018
	April ~ December	January ~ March	12 months
	2018	2019	rolling
Net Earnings	$6,639	$1,464	$8,103	$8,286
Equity (income)/loss in unconsolidated subsidiaries, net	(54)	(11)	(65)	(65)
Provision for income taxes	1,886	424	2,310	2,445
Interest expense, net	438	152	590	665
Depreciation and amortization	747	240	987	989
Asset impairment and exit costs and Others (1)	—	453	453	—
Adjusted EBITDA	$9,656	$2,722	$12,378	$12,320

			March 31,	December 31,
			2019	2018
Short-term borrowings			$1,551	$730
Current portion of long-term debt			5,582	4,054
Long-term debt			23,131	26,975
Total Debt			$30,264	$31,759
Cash and cash equivalents			3,081	6,593
Net Debt			$27,183	$25,166

Ratios:
Total Debt to Adjusted EBITDA			2.44	2.58
Net Debt to Adjusted EBITDA			2.20	2.04

(1) Others include Canadian tobacco litigation-related expense ($ 194 million) and the loss on deconsolidation of RBH ($ 239 million)

			Schedule 11
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
($ in millions) / (Unaudited)

	Quarters Ended March 31,
	2019	2018	% Change
Net cash provided by operating activities (1)	$ 1,241	$ 1,380	(10.1)%
Currency	(163)
Net cash provided by operating activities, excluding currency	$ 1,404	$ 1,380	1.7%

(1) Operating cash flow